Exhibit 99.2

Fountains Southend Charlotte, NC Trade Street Residential, Inc. 19950 W. Country Club Drive, Suite 800 Aventura, Florida 33180 786-248-5200 www.tradestreetresidential.com

Trade Street Residential, Inc Fourth Quarter 2013Supplemental Financial Information Table of ContentsPage Earnings Release 3 Operating Results 11 Funds From Operations and Core Funds From Operations12 Consolidated Balance Sheets 13 Operating Properties Table 14 Same Store Comparisons 15 Acquisitions and Dispositions / Land Investments 17 Debt Summary 19 Capitalized Cost Summary 20 Non-GAAP Financial Measures and Reconciliation 21 NOI Bridge 23

TRADE STREET RESIDENTIAL REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS – Same Store NOI Increases 9.1% for Full Year 2013 – – Average Occupancy Increases 240 bps to 96.3% for Full Year 2013 – – Acquires Five Communities for $198 Million in Target Markets in Early 2014 – AVENTURA, FL, March 18, 2014 – Trade Street Residential, Inc. (NASDAQ: TSRE) (the “Company”), a fully-integrated owner and operator of high-quality apartment communities located primarily in the southeastern United States, today announced consolidated results for the fourth quarter and full year ended December 31, 2013. Operational and Financial Highlights for Fourth Quarter 2013 Reported Core FFO loss of $0.1 million, or $0.01 loss per diluted share Same store net operating income, or same store NOI, increased 6.6% compared to the same period in the prior year. Same store revenue increased 8.4% and same store expenses increased 10.0%. Same store average occupancy was 96.5% at quarter end, a gain of 160 basis points compared to the same period last year. Same store average rent increased to $809 per unit, an increase of 4.0% compared to the same period last year. Subsequent to the end of the year, completed a rights offering and simultaneous private placement pursuant to which we issued an aggregate of 24,881,517 million common shares and raised gross proceeds of $150 million. Subsequent to the end of the year, acquired 5 communities, totaling 1,530 units, for $198 million of aggregate investment. Subsequent to the end of the year, named Richard Ross as interim Chief Executive Officer in addition to his role as the Company’s Chief Financial Officer and named Ryan Hanks as Chief Operating Officer in addition to his role as the Company’s Chief Investment Officer. Mack Pridgen, chairman of the Company's audit committee and its lead independent director, was appointed as chairman of the Company's board of directors. “Our operating results continued to improve during the fourth quarter, as evidenced by our increased occupancy and rental rates, and the strong growth in our revenue and net operating income,” stated Richard Ross, interim Chief Executive Officer and Chief Financial Officer of Trade Street Residential. “With the capital raised in our January offering and concurrent private placement, our availability under our new revolving credit facility coupled with the high quality apartment communities we have acquired so far in 2014, we believe we are extremely well-positioned now, with a more flexible balance sheet and larger platform, to drive cash flow growth and enhance shareholder value going forward.”

Financial Results for the Three Months Ended December 31, 2013 Net loss attributable to common stockholders for the fourth quarter of 2013 was a net loss of ($9.7) million as compared to a net loss of ($1.6) million in the prior year period. The increase in net loss was primarily the result of a charge of $11.8 million related to impairment losses recognized on our land investments. The net loss per basic and diluted share increased to ($0.87) from a net loss per share of ($0.39), primarily as a result of the charge. Funds from Operations, or FFO, for the fourth quarter of 2013 was a deficit of ($0.7) million, or ($0.06) per diluted share, as compared to a deficit of ($1.8) million, or ($0.45) per diluted share in the prior year period. Core FFO for the fourth quarter of 2013 was a deficit of ($0.1) million, or ($0.01) per diluted share, as compared to a deficit of ($1.2) million, or ($0.30) per diluted share in the prior year period. For the three months ended December 31, 2013 as compared to December 31, 2012, the increase in FFO is largely the result of an increase in net operating income (NOI), partially offset by an increase in interest expense due to acquisitions purchased during 2013. The increase in Core FFO from the prior period is largely the result of the amortization charged for the grant of non-cash stock awards during the fourth quarter of 2013. Financial Results for the Year Ended December 31, 2013 Net loss attributable to common stockholders for the full year 2013 was a net loss of ($5.6) million as compared to a net loss of ($7.2) million in the prior year period. The decrease in net loss was primarily the result of an $8.8 million improvement in property NOI from continuing operations, the $6.9 million gain on bargain purchase related to the acquisition of Fountains Southend and the $4.5 million increase in gain on sales of discontinued operations in 2013, partially offset by a charge of $12.4 million related to impairment losses recognized on our land investments. The net loss per basic and diluted share decreased to ($0.64) from a net loss per share of ($3.17), primarily as a result of the charge. FFO for the full year 2013 was a deficit of ($5.1) million, or ($0.57) per diluted share, as compared to a deficit of ($1.8) million, or ($0.79) per diluted share in the prior year period. Core FFO for the full year 2013 was a deficit of ($0.8) million, or ($0.09) per diluted share, as compared to $1.2 million, or $0.52 per diluted share in the prior year period. For the full year 2013 as compared to 2012, the decrease in FFO is primarily the result of a charge related to the exchange of the operating partnership common units for additional Class B contingent units and an increase in interest expense due to acquisitions purchased during 2013, partially offset by an increase in NOI. The decrease in Core FFO from the prior period is largely the result of the above described decrease in FFO, partially offset by the amortization charged for the grant of non-cash stock awards during 2013. Portfolio Performance Same store NOI for the fourth quarter of 2013 was $1.8 million as compared to $1.7 million in the same period in the prior year. Same store NOI increased 6.6% from the fourth quarter of 2012, driven by an 8.4% increase in same store revenue, partially offset by a 10.0% increase in same store property expenses compared to the fourth quarter of 2012. The increase in same store revenue was primarily attributable to a 160 basis point increase in average occupancy to 96.5%, and a 4.0% increase in average rent to $809 per month. The increase in same store expenses was primarily attributable to approximately $0.2 million of additional property taxes and one-time marketing expenses recorded during the fourth quarter 2013. On a sequential quarter basis, fourth quarter 2013 same store revenue increased 1.1% compared to the third quarter of 2013, while same store property expenses increased 14.1% resulting in a same store NOI decline of 10.5%.. Had the additional property taxes and one-time marketing expenses recorded in the fourth quarter been reflected ratably during 2013, our sequential same store expenses would have increased 2.7% and NOI would have been comparable to the prior quarter. For the full year ended December 31, 2013, same store revenue increased 6.6%, same store property expenses increased 4.1%, and same store NOI increased 9.1%, compared to the full year ended December 31, 2012. Transaction Activity During the fourth quarter of 2013, the Company sold Terrace at River Oaks, a 31-year old, 314-unit apartment community located in San Antonio, Texas, for approximately $22.5 million. During the quarter, the Company also completed the sale of Beckanna on Glenwood, a 50-year old, 254-unit apartment community located in Raleigh, North Carolina, for approximately $8.8 million. Balance Sheet and Financing Activity As of December 31, 2013, Trade Street Residential had total debt outstanding of $249.6 million at an average interest rate of 4.4%, with 58.5% of the total debt fixed and a weighted average term-to-maturity of 6.1 years. Dividend On December 2, 2013, Trade Street Residential’s Board of Directors declared a dividend in the amount of $0.095 per share, payable to stockholders of record of common stock and common operating partnership units as of December 23, 2013 and paid on January 17, 2014. Subsequent Events Recapitalization and New Credit Facility Subsequent to the end of the fourth quarter of 2013, the Company successfully completed its previously announced $150 million recapitalization and also closed on a new $75 million syndicated credit facility. In January 2014, the Company completed its $150 million recapitalization transaction, raising proceeds of $100 million in an offering of 15,797,789 shares of common stock at $6.33 per share to the holders of subscription rights granted to existing stockholders as of December 16, 2013, and a concurrent $50 million private placement of shares of common stock to certain investment entities managed or advised by Senator Investment Group

LP (collectively, "Senator") at $6.33 per share. In addition, Senator agreed to a backstop commitment to purchase all shares not purchased by holders of rights in the rights offering. Holders of subscription rights in the rights offering, acquired $98.5 million, or approximately 98.5% of the shares available in the rights offering. Following the completion of the transactions, Senator owned approximately 25.6% of the 36,350,182 shares of outstanding common stock of the Company after the recapitalization, including shares issued to Senator as a fee for its backstop commitment. In January 2014, the Company entered into a new $75 million senior secured credit facility with an accordion feature allowing the Company to increase borrowing capacity to $250 million, subject to certain approvals. The credit facility has an initial three-year term that can be extended at the Company's option for up to two, one- year periods and has a variable interest rate of LIBOR plus a spread of 1.75% to 2.75%, depending on the Company's consolidated leverage ratio. Transaction and Financing Activity Since December 31, 2013, the Company has closed on five acquisitions, consisting of 1,530 units, for an aggregate consideration of $198 million. In January 2014, the Company acquired The Estates at Wake Forest, a newly-constructed 288-unit Class A luxury apartment community located in Wake Forest, North Carolina, for approximately $37.2 million. The Company obtained a mortgage of $18.6 million for 7 years and used a portion of the cash received from its recently closed rights offering to fund the purchase price. The mortgage bears interest at a fixed rate of 3.9% with interest only payments for the full term of the loan. In January 2014, the Company also acquired Miller Creek at Germantown, a newly-constructed 330-unit Class A luxury apartment community located in Memphis, Tennessee for approximately $43.8 million. The Company obtained a mortgage of $26.3 million and used a portion of the cash received from its recently closed rights offering to fund the purchase price. The mortgage bears interest at a fixed rate of 4.6% for 10 years with three years of interest only payments followed by principal and interest payments based on a 30-year amortization schedule thereafter. In February 2014, the Company acquired The Aventine Greenville, a newly constructed 346-unit Class A luxury apartment community located in Greenville, South Carolina, for approximately $41.9 million. The company obtained a mortgage of $21.0 million and used a portion of the cash received from its recently closed rights offering to fund the purchase price. The mortgage bears interest at a fixed rate of 3.7% with five years of interest only payments followed by principal and interest payments based on a 30-year amortization schedule thereafter. In March 2014, the Company acquired Waterstone at Brier Creek, a newly-constructed 232-unit Class A luxury apartment community located in Raleigh, North Carolina, for approximately $32.7 million. The Company obtained a mortgage of $16.3 million and used a portion of the cash received from its recently closed rights offering to fund the purchase price. The mortgage bears interest at a fixed rate of 3.7% for eight years, paying interest only for the full term of the loan.

In March 2014, the Company also acquired The Avenues at Craig Ranch, a newly-constructed 334-unit Class A luxury apartment community located in McKinney, Texas for approximately $42.4 million. The Company obtained a mortgage of $21.2 million and used a portion of the cash received from its recently closed rights offering to fund the purchase price. The mortgage bears interest at a fixed rate of 3.8% with seven years of interest only payments for the full term of the loan. As a result of these acquisitions and upon closing of the previously announced acquisition of Waterstone Big Creek, a newly-constructed 270-unit Class A luxury apartment community located in Alpharetta, GA, the Company will own 21 properties comprising 5,255 units and with an average age of 10.5 years as of the date of this release. In addition, in conjunction with the closing of the new credit facility, the Company paid off approximately $29.6 million of variable rate debt and in February 2014, the Company refinanced two of its properties with 2014 debt maturities, Estates at Millenia and Fountains Southend, with long-term fixed rate loans. As a result of these financing activities and the acquisitions described above, the Company has reduced its average interest rate to 4.03% and extended its weighted average debt maturity to 8.41 years as of the date of this release. Management and Director Transition In February 2014, Richard Ross, the Company's Chief Financial Officer, was appointed by the Company's Board of Directors as interim Chief Executive Officer. Mr. Ross replaced Michael D. Baumann, who decided to step down as the Company's Chief Executive Officer and as Chairman. Mack Pridgen, chairman of the Company's audit committee and its lead independent director, was appointed as Chairman of the Company's board of directors. Also in February 2014, Ryan Hanks, the Company's Chief Investment Officer, was appointed as interim Chief Operating Officer. On March 18, 2014, David Levin decided to step down as the Company’s President and Vice Chairman. In addition, Sergio Rok and James Boland resigned from the Company’s Board of Directors on March 13, 2014. Following these departures, the Board of Directors approved a reduction in the size of the board to five members, versus nine previously. As a result of these changes, the Company expects to record a one-time charge in the first quarter of 2014 for approximately $6.7 million, of which approximately $3.3 million was paid in cash and the balance in shares of the Company’s common stock. Redemption of Class A Preferred Stock and Class B Contingent Units In February 2014, the Company began to simplify its capital structure by entering into a binding term sheet to repurchase all outstanding shares of the Company's outstanding Class A preferred stock from the holders of the Class A preferred stock for an aggregate price of approximately $13.8 million, subject to adjustment in certain circumstances. The Class A preferred stock had a face value of $30.9 million and was originally issued in June 2012. The repurchase of the Class A preferred stock is subject to definitive documentation and other closing conditions, and is expected to close in the second quarter of 2014. In addition, in connection with Michael Baumann's resignation as Chief Executive Officer of the Company, the Class B contingent units held by Mr. Baumann in the Company's operating partnership were converted into 2,343,500 common units of operating partnership interests, representing a conversion price of $9.00 per share. Dividend On February 12, 2014, Trade Street Residential’s Board of Directors approved a dividend of $0.095 per share. This dividend is payable on April 15, 2014 to stockholders of record on March 31, 2014. Conference Call The Company will host a webcast and conference call on Wednesday, March 19, 2014 at 11:00 a.m. Eastern Time to review fourth quarter results and discuss recent events. To participate in the call, please dial 877-705- 6003 (domestic) or 201-493-6725 (international). The live webcast will be available at www.tradestreetresidential.com in the Investors section. A replay of the conference call will be available through April 19, 2014, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13577973. Supplemental financial information is available in the Investor Relations section of the Company’s website under Financial Information. About Trade Street Residential, Inc. Trade Street Residential, Inc. is a fully-integrated, self-managed real estate investment trust focused on acquiring, owning, operating and managing conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States, including Texas. Forward-Looking Statements This press release contains forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact the Company's future results, performance or transactions, see the section entitled "Risk Factors" in the Company's final prospectus relating to the Company’s recent public offering of its common stock.

Non-GAAP Financial Measures As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of property and bargain purchase gains, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO attributable to common stockholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. In October 2011, NAREIT communicated to its members that the exclusion of impairment write-downs of depreciable real estate is consistent with the definition of FFO and prior periods should be restated to be consistent with this guidance. The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO includes adjustments to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions and reorganization, non-cash expense arising from the granting of restricted stock and severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO. A reconciliation of net income (loss) attributable to common stockholders to FFO and Core FFO attributable to common stockholders is included in the financial tables accompanying this press release. Management believes that net operating income (“NOI”) is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization as well as property management fees paid to third parties, as such fees were paid prior to the recapitalization and will not be incurred in the future, as we are now self-administered and self-managed. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non- same store basis because NOI allows us to evaluate the operating performance of our properties because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. The Company defines same store communities as communities owned and stabilized for the entirety of both periods presented, excluding properties held for sale. A reconciliation of net income attributable to common stockholders to net operating income and same store net operating income is included in the Supplemental Information posted on the Company’s website. Investor Relations: Stephen Swett 786-248-6099 ir@trade-street.com

Trade Street Residential, Inc. 4th Quarter 2013 Operating Results (Unaudited) Three Months Ended December 31, For the Year Ended December 31, in thousands, except per share amounts 2013 2012 2013 2012 Property revenues Rental revenue $ 8,397 $ 3,662 $ 26,261 $ 13,212 Other property revenues 811 313 2,696 1,248 Total property revenues 9,208 3,975 28,957 14,460 Property expenses Property operations 2,944 1,491 9,243 5,331 Real estate taxes and insurance 1,274 486 3,942 2,122 Total property expenses 4,218 1,977 13,185 7,453 Other expenses General and administrative 2,188 2,266 8,683 3,748 Interest expense 2,837 1,281 8,947 3,751 Depreciation and amortization 3,439 1,290 11,918 4,844 Development and pursuit costs 164 19 180 19 Acquisition and recapitalization costs 3 485 919 2,331 Amortization of deferred financing costs 449 284 1,443 636 Asset impairment losses 11,806 - 12,419 - Loss on early extinguishment of debt - - 1,146 538 Total other expenses 20,886 5,625 45,655 15,867 Other income 18 19 88 267 Income (loss) from unconsolidated joint venture 25 5 67 46 Gain on bargain purchase - - 6,900 - LOSS FROM CONTINUING OPERATIONS (15,853) (3,603) (22,828) (8,547) DISCONTINUED OPERATIONS: Loss on operations of rental property (164) (550) (413) (2,187) Gain from sale of rental property 4,740 2,183 6,685 2,183 INCOME (LOSS) FROM DISCONTINUED OPERATIONS 4,576 1,633 6,272 (4) NET LOSS (11,277) (1,970) (16,556) (8,551) Loss allocated to noncontrolling interest holders 1,551 539 2,462 1,709 Dividends declared and accreted on preferred stock and units (233) (161) (940) (376) Dividends to restricted stockholders (23) - (52) - Extinguishment of equity securities - - 11,716 - Adjustments attributable to participating securities 250 - (2,241) - NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS $ (9,732) $ (1,592) $ (5,611) $ (7,218) Earnings (loss) per common share - basic and diluted Continuing operations $ (1.28) $ (0.79) $ (1.36) $ (3.17) Discontinued operations 0.41 0.40 0.72 - Net loss attributable to common stockholders $ (0.87) $ (0.39) $ (0.64) $ (3.17) Weighted average number of shares - basic and diluted 11,226 4,074 8,762 2,278 Dividends declared per common share $ 0.0950 $ 0.0855 $ 0.4330 $ 0.16155

Trade Street Residential, Inc.
4th Quarter 2013 **Funds From Operations and Core Funds from Operations**
(Unaudited)

in thousands, except per share and property data amounts	Three Months Ended December 31, 2013	Three Months Ended December 31, 2012	Years Ended December 31, 2013	Years Ended December 31, 2012
Net income (loss) attributable to common stockholders	**$ (9,732)**	**$ (1,592)**	**$ (5,611)**	**$ (7,218)**
Adjustments related to earnings per share computation [(1)]	(250)	-	(9,475)	-
Asset impairment losses	10,182	-	10,572	-
Real estate depreciation and amortization - continuing operations	3,042	937	10,221	3,876
Real estate depreciation and amortization - discontinued operations	31	349	405	2,968
Real estate depreciation and amortization - unconsolidated joint venture	92	71	337	313
Gain on bargain purchase	-	-	(5,874)	-
Gain on sale of discontinued operations	(4,088)	(1,586)	(5,691)	(1,747)
Funds from operations attributable to common stockholders [(4)]	**(723)**	**(1,821)**	(5,116)	**(1,808)**
Acquisition and recapitalization costs	2	352	782	1,869
Loss on early extinguishment of debt	348	-	1,326	430
Non-cash straight-line adjustment for ground lease expenses	80	76	341	311
Non-cash stock awards	27	-	1,252	-
Non-cash accretion of preferred stock and units	156	161	651	376
Core funds from operations attributable to common stockholders [(4)]	**$ (110)**	**$ (1,232)**	**$ (764)**	**$ 1,178**
Per share data				
Funds from operations - diluted	**$ (0.06)**	**$ (0.45)**	**$ (0.57)**	**$ (0.79)**
Core funds from operations - diluted	**$ (0.01)**	**$ (0.30)**	**$ (0.09)**	**$ 0.52**
Weighted average common shares outstanding - diluted[(2)(3)]	11,469	4,074	8,935	2,278

1 See notes B and J to condensed consolidated financial statements as filed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

2 Includes non-vested portion of restricted stock awards.

3 Does not reflect the potential dilution of conversion of Class B contingent units into common units under certain circumstances. The outstanding Class B contingent units, which total approximately $21 million, can be converted into common units of our Operating Partnership only upon the sale or development and stabilization of four specified land assets. Accordingly, as the dates and per share values of these conversions cannot be determined, the effects of these conversions have not been reflected in the per share amounts. If the contingencies for all four land sites had been satisfied as of January 1, 2013, the Class B contingent units would have converted at a floor of $9.00 per share, which would have resulted in a total weighted average diluted shares and units outstanding of 13,812,165 and 11,278,811 for the three months and year ended December 31, 2013, respectively.

4 See page 21 for the Company's definition of these non-GAAP measures. Individual line items included in the computations are net of noncontrolling interests and include results from discontinued operations where applicable.

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Trade Street Residential, Inc. 4th Quarter 2013 Consolidated Balance Sheets (Unaudited) in thousand, except per share amounts December 31, 2013 December 31, 2012 ASSETS Real estate assets Land and improvements$ 58,560 $ 35,446 Buildings and improvements 272,849 133,638 Furniture, fixtures, and equipment 9,016 6,270 340,425 175,354 Less accumulated depreciation (14,369) (6,862) Net investment in operating properties 326,056 168,492 Land held for future development (including $1,477 and $0 of consolidated variable interest entity, respectively) 31,963 42,623 Operating properties held for sale - 58,638 Net real estate assets 358,019 269,753 Investment in unconsolidated joint venture 2,421 2,582 Cash and cash equivalents (including $148 and $0 of consolidated variable interest entity, respectively) 8,986 4,898 Restricted cash and lender reserves 3,254 2,796 Deferred financing costs, net 3,022 2,166 Intangible assets, net 1,571 1,692 Due from related parties 803 871 Deferred offering costs 2,653 2,497 Prepaid expenses and other assets 6,907 2,384 Assets held for sale - 2,271 29,617 22,157 TOTAL ASSETS $ 387,636 $ 291,910 LIABILITIES Indebtedness $ 249,584 $ 133,246 Accrued interest payable 840 385 Accounts payable and accrued expenses 6,119 4,380 Dividends payable 1,247 138 Due to related parties 120 202 Security deposits and deferred rent 1,029 524 Payable for the redemption of noncontrolling interest - 3,758 Acquisition consideration payable in preferred stock 294 3,674 Liabilities related to assets held for sale - 53,161 TOTAL LIABILITIES 259,233 199,468 Commitments & contingencies - - REDEEMABLE PREFERRED STOCK AND UNITS Class A preferred stock; $0.01 par value; 423 shares authorized, 273 shares issued and outstanding at December 31, 2012 - 26,803 Noncontrolling interest - Operating Partnership - Preferred B and C units - 19,400 STOCKHOLDERS' EQUITY Class A preferred stock; $0.01 par value; 423 shares authorized, 309 shares issued and outstanding at December 31, 2013 3 - Common stock, $0.01 par value per share; 1,000,000 authorized; 11,468 and 4,717 shares issued and outstanding at December 31, 2013 and 2012, respectively 115 47 Additional paid-in capital 162,681 73,560 Accumulated deficit (52,053) (37,959) TOTAL STOCKHOLDERS' EQUITY - TRADE STREET RESIDENTIAL, INC. 110,746 35,648 Noncontrolling interests 17,657 10,591 TOTAL STOCKHOLDERS' EQUITY 128,403 46,239 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY $ 387,636 $ 291,910

Trade Street Residential, Inc.
4th Quarter 2013 **Operating Properties Table**
(Unaudited)

Property Name	Location	Year Built/ Renovated [1]	Date Acquired	Number of Units	Average Unit Size (Sq. Ft.)	Average Physical Occupancy [2]
The Pointe at Canyon Ridge	Sandy Springs, GA	1986/2007	09/18/08	494	920	96.3%
Arbors River Oaks	Memphis, TN	1990/2010	06/09/10	191	1,136	96.0%
The Estates at Perimeter [3]	Augusta, GA	2007	09/01/10	240	1,109	92.5%
Lakeshore on the Hill	Chattanooga, TN	1969/2005	12/14/10	123	1,168	94.0%
The Trails of Signal Mountain	Chattanooga, TN	1975	05/26/11	172	1,185	97.2%
Post Oak	Louisville, KY	1982/2005	07/28/11	126	881	97.4%
Mercé Apartments	Addison, TX	1991/2007	10/31/11	114	653	97.6%
Park at Fox Trails	Plano, TX	1981	12/06/11	286	960	97.2%
Estates at Millenia	Orlando, FL	2012	12/03/12	297	952	89.6%
Westmont Commons	Asheville, NC	2003&2008	12/12/12	252	1,009	97.0%
Bridge Pointe	Huntsville, AL	2002	03/04/13	178	1,047	97.6%
St. James at Goose Creek	Goose Creek, SC	2009	05/16/13	244	976	95.9%
Creekstone at RTP	Durham, NC	2013	05/17/13	256	1,043	94.7%
Talison Row	Charleston, SC	2013	08/26/13	274	989	80.6%
Fountains Southend	Charlotte, NC	2013	09/24/13	208	844	97.6%
Total / Weighted Average				**3,455**	**990**	**94.4%**

	Three Months Ended December 31, 2013	Year Ended December 31, 2013
Total operating properties (end of period)	15	15
Total operating apartment units (end of period)	3,455	3,455
Total operating apartment units - wholly owned, continuing operations (end of period)	3,215	3,215
Total operating apartment units (weighted average)	3,455	2,906
Total operating apartment units - wholly owned, continuing operations (weighted average)	3,215	2,666

1 The extent of the renovations included within the term "renovated" depends on the individual apartment community, but "renovated" generally refers to the replacement of siding, roof, wood, windows or boilers, updating of gutter systems, renovation of leasing centers and interior rehabilitation, including updated appliances, countertops, vinyl plank flooring, fixtures, fans and lighting, or some combination thereof.

2 Average physical occupancy represents the average for the three months ended December 31, 2013 of the total number of units occupied at each apartment community during the period divided by the total number of units at each apartment community.

3 We own a 50% interest in this apartment community through an unconsolidated joint venture.

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Trade Street Residential, Inc.
4th Quarter 2013 **Same Store NOI Comparisons[1]**

(Unaudited)

in thousands, except per share and property data amounts	Year-to date Comparisons Year ended December 31, 2013	2012	% Change
Revenues	$ 14,939	$ 14,014	6.6%
Expenses	7,234	6,951	4.1%
Net operating income (NOI) [2]	**$ 7,705**	**$ 7,063**	**9.1%**
Average physical occupancy [3]	**96.3%**	**94.0%**	**2.4%**
Average monthly rental rate [4]	**$793**	**$771**	**2.9%**

	Quarter to Quarter Comparisons Three months ended December 31, 2013	2012	% Change
Revenues	$ 3,824	$ 3,528	8.4%
Expenses	$ 2,029	$ 1,845	10.0%
Net operating income (NOI) [2]	**$ 1,795**	**$ 1,683**	**6.6%**
Average physical occupancy [3]	**96.5%**	**95.0%**	**1.6%**
Average monthly rental rate [4]	**$809**	**$778**	**4.0%**

	Sequential Quarter Comparisons Three months ended December 31,	September 31,	% Change
Revenues	$ 3,824	$ 3,784	1.1%
Expenses	$ 2,029	$ 1,779	14.1%
Net operating income (NOI) [2]	**$ 1,795**	**$ 2,005**	**(10.5%)**
Average physical occupancy [3]	**96.5%**	**96.5%**	**0.0%**
Average monthly rental rate [4]	**$809**	**$798**	**1.4%**

1 We define "Same Store" as properties owned and stabilized since January 1, 2012 through December 31, 2013 excluding properties held for sale. For newly constructed or lease-up properties or properties undergoing significant redevelopment, we consider a property to be stabilized at the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment. No properties owned since January 1, 2012 were under construction or undergoing redevelopment and, as a result, no properties owned since January 1, 2012 were excluded from the same store portfolio. For 2013 "Same Store" properties are comprised of: The Pointe at Canyon Ridge, Arbor River Oaks, Lakeshore on the Hill, The Trails of Signal Mountain, Post Oak, Mercé Apartments, and Park at Fox Trails.

2 See page 21 for the Company's definition of this non-GAAP measure and page 23 for a reconciliation of this non-GAAP measure to net loss attributable to common stockholders.

3 Average physical occupancy for the periods presented represent the average of the total number of units occupied at each apartment community during the respective period divided by the total number of units at each apartment community.

4 Average rental rates for the periods presented are the Company's market rents after "loss to lease" and concessions but before vacancy, discounted employee units, model units, and bad debt for the respective periods.

Page 15

Trade Street Residential, Inc.
4th Quarter 2013 **Same Store Operating Expense Comparisons**

(Unaudited)

in thousands	Year-to date Comparisons Year ended December 31, 2013	2012	$ Change	% Change	% of 2013 Actual
Property taxes	$ 1,950	$ 1,792	158	8.8%	27.0%
Salaries and benefits for on-site employees	2,011	1,845	166	9.0%	27.8%
Utilities	1,037	1,118	(81)	(7.2%)	14.3%
Repairs and maintenance	638	468	170	36.3%	8.8%
Make Ready/turnover	415	551	(136)	(24.7%)	5.7%
Property insurance	316	323	(7)	(2.2%)	4.4%
Other	867	854	13	1.5%	12.0%
Total Same Property	**$ 7,234**	**$ 6,951**	**$ 283**	**4.1%**	**100.0%**

	Quarter to Quarter Comparisons Three months ended December 31, 2013	2012	$ Change	% Change	% of 2013 Actual
Property taxes	$ 621	$ 466	155	33.3%	30.6%
Salaries and benefits for on-site employees	488	514	(26)	(5.1%)	24.1%
Utilities	258	277	(19)	(6.9%)	12.7%
Repairs and maintenance	175	160	15	9.4%	8.6%
Make Ready/turnover	120	111	9	8.1%	5.9%
Property insurance	86	59	27	45.8%	4.2%
Other	281	258	23	8.9%	13.9%
Total Same Property	**$ 2,029**	**$ 1,845**	**$ 184**	**10.0%**	**100.0%**

	Sequential Quarter Comparisons Three months ended December 31, 2013	September 30, 2013	$ Change	% Change	% of 2013 Actual
Property taxes	$ 621	$ 413	208	50.4%	30.6%
Salaries and benefits for on-site employees	488	508	(20)	(3.9%)	24.1%
Utilities	258	268	(10)	(3.7%)	12.7%
Repairs and maintenance	175	181	(6)	(3.3%)	8.6%
Make Ready/turnover	120	124	(4)	(3.2%)	5.9%
Property insurance	86	82	4	4.9%	4.2%
Other	281	203	78	38.4%	13.9%
Total Same Property	**$ 2,029**	**$ 1,779**	**$ 250**	**14.1%**	**100.0%**

Page 16

Trade Street Residential, Inc.
4th Quarter 2013

Acquisitions and Dispositions / Land Investments

(Unaudited)

in thousands, except property data amounts

Acquisitions:

Property	Location	Units	Date Acquired	Gross Price	Debt Balance December 31, 2013
Fountains Southend	Charlotte, CN	208	9/24/2013	$ 34,000	$ 30,000
Talison Row	Charleston, SC	274	8/26/2013	48,050	33,635
Creekstone at RTP	Durham, NC	256	5/17/2013	35,800	23,250
St. James at Goose Creek	Goose Creek, SC	244	5/16/2013	27,400	19,000
Bridge Pointe	Huntsville, AL	178	3/4/2013	15,250	11,437
Sunnyside	Panama City Beach, FL	Land	1/30/2013	1,600	-
Total acquisitions for the year ended December 31, 2013				**$ 162,100**	**$ 117,322**

Dispositions:

Property	Location	Units	Date Sold	Gross Price	Gain Realized
Fontaine Woods - 70% interest	Chattanooga, TN	263	3/1/2013	$ 10,500	$ 1,596
Oak Reserve at Winter Park	Winter Park, FL	142	6/12/2013	11,710	487
Terrace at River Oaks	San Antonio, TX	314	12/16/2013	22,500	3,249
Beckanna on Glenwood	Raleigh, NC	254	12/24/2013	8,800	1,490
Total dispositions for the year ended December 31, 2013				**$ 53,510**	**$ 6,822**

Land held for future development:

Project	Location	Planned Units	Acreage	Carrying Value as of December 31, 2013
The Estates at Maitland [1]	Maitland, FL	416	6.1	$ 9,000
Estates at Millenia - Phase II	Orlando, FL	403	7.0	12,961
Midlothian Town Center - East [1]	Midlothian, VA	238	8.4	4,165
Venetian [1]	Fort Myers, FL	436	23.0	4,360
Sunnyside [1]	Panama City Beach, FL	212	22.0	1,477
Total land held for future development:		**1,705**	**66.5**	**$ 31,963**

1 In February 2014, the Company reclassified these land assets as held for sale.

Page 17

Trade Street Residential, Inc.
4th Quarter 2013 **Acquisitions Pipeline and NOI Summary**

(Unaudited)

in thousand, except property data amounts

Multifamily Communities:

	Units December 31, 2013	Communities December 31, 2013	NOI Quarter Ended December 31, 2013
Same Store Communities [1]	1,506	7	$ 1,795 [5]
Stabilized non-same store communities [2]	1,435	6	2,740
Lease-up communities [3]	274	1	455
Wholly-owned communities	3,215	14	4,990
Joint venture communities	240	1	226
Total Multifamily communities	**3,455**	**15**	**$ 5,216**

Acquisitions Subsequent to December 31, 2013:

Project	Location	Acquired Units	Percent Leased [4]	Date Closed	Purchase Price	Expected Stabilized
Estates at Wake Forest	Wake Forest, NC	288	44.1%	1/21/2014	$ 37,250	3Q14
Miller Creek at Germantown	Germantown, TN	330	78.5%	1/21/2014	43,750	2Q14
The Aventine Greenville	Greenville, SC	346	65.3%	2/6/2014	41,866	2Q14
Waterstone at Brier Creek	Raleigh, NC	232	32.3%	3/10/2014	32,682	3Q14
The Avenues of Craig Ranch	McKinney, TX	334	56.6%	3/18/2014	42,375	3Q14
Total acquisitions subsequent to 12/31/2013:		**1,530**	**57.3%**		**$ 197,923**	

Acquisition pipeline:

Project	Location	Planned Units	Percent Leased [4]	Anticipated Close Date	Contract Purchase Price	Expected Stabilized
Waterstone at Big Creek	Alpharetta, GA	270	87.4%	4/15/2014	$ 40,500	2Q14
Total acquisition pipeline:		**1,800**	**61.8%**		**$ 238,423**	

1 For 2013 "Same Store" properties are comprised of: The Pointe at Canyon Ridge, Arbor River Oaks, Lakeshore on the Hill, The Trails of Signal Mountain, Post Oak, Mercé Apartments, and Park at Fox Trails.

2 Communities that were stabilized for the quarter ended December 31, 2013 but do not meet the criteria for "Same Store" properties. These include: Estates at Millenia, Westmont Commons, Bridge Pointe, St. James at Goose Creek, Creekstone at RTP, and Fountains Southend.

3 Talison Row is currently in lease-up and was 80.6% occupied during the quarter ended December 31, 2013.

4 Percent leased as of December 31, 2013.

5 Adjusting for one-time property tax and marketing expenses "Same Store" NOI would have been $1,955 for the quarter ended December 31, 2013.

Page 18

Trade Street Residential, Inc.

4th Quarter 2013 — Debt Summary

(Unaudited)

in thousands

Debt Maturities as of December 31, 2013[1]:

Year	Scheduled Repayments: Amortization	Scheduled Repayments: Maturities	Scheduled Repayments: Total	% of Total
2014	$ 920	$ 69,150	$ 70,070	28.1%
2015	1,704	-	1,704	0.7%
2016	2,687	9,000	11,687	4.7%
2017	3,303	-	3,303	1.3%
2018	2,886	23,714	26,600	10.6%
Thereafter	136,220	-	136,220	54.6%
Total	**$ 147,720**	**$ 101,864**	**$ 249,584**	**100.0%**

Floating vs. Fixed Rate Debt[1]:

	Balance December 31, 2013	% of Total	Weighted Average Interest Rate	Weighted Average Years to Maturity
Fixed rate debt	$ 146,037	58.5%	4.05%	9.25
Floating rate debt	103,547	41.5%	4.95%	1.60
Total	**$ 249,584**	**100.0%**	**4.42%**	**6.08**

Unconsolidated Debt:

Property	Balance December 31, 2013	YTD Amortization	Interest Rate	Maturity
The Estates at Perimeter[2]	$ 17,601	$ 296	4.245%	9/1/2017

1 Wholly owned, continuing operations.

2 Reflects 100% of debt, JV interest is 50%.

Page 19

Trade Street Residential, Inc. 4th Quarter 2013 Capitalized Costs Summary (Unaudited) Three Months Ended December 31, Twelve Months Ended December 31, in thousands 2013 2013 Total Per Unit Total Per Unit Recurring capital expenditures: Flooring & Carpeting $ 148 $ 46 $ 523 $ 196 Appliances 16 5 119 45 HVAC - - 57 22 Other 3 1 30 11 Total recurring capital expenditures $ 167 $ 52 $ 729 $ 274 Non-recurring capital expenditures: Plumbing $ 14 $ 4 $ 401 $ 150 Renovations 101 32 369 138 Furniture, Fixtures and Equipment 47 15 159 60 Other 204 63 342 128 Total non-recurring capital expenditures $ 366 $ 114 $ 1,271 $ 476 Weighted average units - wholly owned, continuing operations 3,215 2,666

Trade Street Residential, Inc. 4th Quarter 2013Non-GAAP Financial Measures and Reconciliations (Unaudited) The supplemental financial data contained in this document contains certain non-GAAP financial measures management believes are useful in understanding our business and evaluating our performance. Our definitions and calculations of these non-GAAP financial measures may differ from those of other equity REIT's, and thus may not be comparable. The non-GAAP financial measures should not be considered as an alternative to net income as an indication of our operating performance, or to net cash provided by operating activities as a measure of our liquidity. Funds from Operations ("FFO") As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of property, bargain purchase gains, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO attributable to common stockholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. In October 2011, NAREIT communicated to its members that the exclusion of impairment write-downs of depreciable real estate is consistent with the definition of FFO and prior periods should be restated to be consistent with this guidance. Core Funds from Operations ("Core FFO") The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO includes adjustments to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions and reorganization, non-cash expense arising from the granting of restricted stock and severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO. A reconciliation of net income (loss) attributable to common stockholders to FFO and Core FFO attributable to common stockholders is included in the financial tables accompanying this press release. Net Operating Income ("NOI") We believe that net operating income (“NOI”) is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization as well as property management fees paid to third parties, as such fees were paid prior to the recapitalization and will not be incurred in the future since we are now self-administered and self-managed. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis because

NOI allows us to evaluate the operating performance of our properties because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. In addition, results for 2013 and 2012 represents continuing operations and; therefore, excludes NOI from discontinued operations (Oak Reserve at Winter Park, The Beckanna on Glenwood, Fontaine Woods, Estates of Mill Creek, and Terrace at River Oaks). The following table reflects same store and non same store contributions to consolidated NOI together with a reconciliation of NOI to net income (loss) attributable to common stockholders, as computed in accordance with GAAP:

Trade Street Residential, Inc.
4th Quarter 2013 NOI Bridge

(Unaudited)

in thousands	Three Months Ended December 31, 2013	Three Months Ended December 31, 2012	Years Ended December 31, 2013	Years Ended December 31, 2012
Property Revenues [1]				
Same Store (7 properties)	$ 3,824	$ 3,528	$ 14,939	$ 14,014
Non Same Store (7 properties)	5,384	447	14,018	446
Total property revenues	9,208	3,975	28,957	14,460
Property Expenses [1]				
Same Store (7 properties)	$ 2,029	$ 1,845	$ 7,234	$ 6,951
Non Same Store (7 properties)	2,189	132	5,951	172
Total property expenses	4,218	1,977	13,185	7,123
Net Operating Income [1][2]				
Same Store (7 properties)	$ 1,795	$ 1,683	$ 7,705	$ 7,063
Non Same Store (7 properties)	3,195	315	8,067	274
Total property net operating income	$ 4,990	$ 1,998	$ 15,772	$ 7,337
Reconciliation of NOI to GAAP Net Loss				
Total property net operating income	$ 4,990	$ 1,998	$ 15,772	$ 7,337
Property management fees paid to third parties	-	-	-	(330)
Property NOI, continuing operations	4,990	1,998	15,772	7,007
Other income	18	19	88	267
Gain on bargain purchase	-	-	6,900	-
Depreciation and amortization	(3,439)	(1,290)	(11,918)	(4,844)
Development and pursuit costs	(164)	(19)	(180)	(19)
Interest expense	(2,837)	(1,281)	(8,947)	(3,751)
Amortization of deferred financing costs	(449)	(284)	(1,443)	(636)
Loss on extinguishment of debt	-	-	(1,146)	(538)
General and administrative	(2,188)	(2,266)	(8,683)	(3,748)
Asset impairment losses	(11,806)	-	(12,419)	-
Acquisition and recapitalization costs	(3)	(485)	(919)	(2,331)
Income (loss) from unconsolidated joint venture	25	5	67	46
Loss from continuing operations	(15,853)	(3,603)	(22,828)	(8,547)
Discontinued operations	4,576	1,633	6,272	(4)
Net loss	(11,277)	(1,970)	(16,556)	(8,551)
Loss allocated to noncontrolling interests	1,551	539	2,462	1,709
Adjustments related to earnings per share computation [3]	(6)	(161)	8,483	(376)
Loss attributable to common stockholders	$ (9,732)	$ (1,592)	$ (5,611)	$ (7,218)
Income from Discontinued Operations				
Property revenues	$ 1,272	$ 2,634	$ 6,387	$ 11,820
Property expenses	(743)	(1,516)	(3,874)	(6,184)
Property net operating income	529	1,118	2,513	5,636
Other expenses	(12)	(55)	(46)	(409)
Depreciation and amortization	(36)	(480)	(476)	(3,709)
Interest expense	(138)	(717)	(1,534)	(2,924)
Amortization of deferred financing costs	(10)	(312)	(57)	(393)
Loss on extinguishment of debt	(404)	-	(412)	-
Deferred portion of ground lease amortization	(93)	(104)	(401)	(388)
Gain on sale of discontinued operations	4,740	2,183	6,685	2,183
Income (loss) from discontinued operations	4,576	1,633	6,272	(4)

1 See page 15 for the Company's definition of "Same Store" properties.

2 See page 21 for the Company's definition of this non-GAAP measure.

3 See notes B and J to condensed consolidated financial statements as filed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

Page 23